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           1110 MAPLE STREET - P.O. BOX 300 ELMA, NEW YORK 14059-0300
                         716-655-5990 - FAX 716-655-6012



AUGUST 16, 2005
                    SERVOTRONICS, INC. (AMEX- SVT) ANNOUNCES
           PRELIMINARY SECOND QUARTER AND SIX MONTH RESULTS FOR 2005
                         AND THE FILING OF A FORM 12b-25

     Elma, NY -- Servotronics, Inc. (Amex - SVT) reported preliminary pre-tax and net income of $311,000 and $195,000 respectively (or $0.09 per share - Basic and Diluted) on revenues of $6,136,000 for the second quarter ended June 30, 2005 as compared to pre-tax and net income of $343,000 and $215,000 respectively (or $0.11 per share Basic and $0.10 per share Diluted) on revenues of $5,640,000 for the same quarter ended June 30, 2004. Preliminary pre-tax and net income for the six month period ended June 30, 2005 was $523,000 and $329,000 respectively (or $0.16 per share - Basic and $0.15 per share - Diluted) on revenues of $11,819,000 as compared to pre-tax and net income of $595,000 and $373,000 for the same six month period in 2004 (or $0.18 per share - Basic and Diluted) on revenues of $10,968,000. The increasing costs of preparing for
Section 404 of the Sarbanes-Oxley Act, the expensing of new product start-ups as they are incurred and overseas marketing expenses (including exhibiting at the 2005 Paris International Air Show) and other costs impacted income in 2005. Gross profit for the (6) six and (3) three month period ended June 30, 2005 remains relatively constant as a percentage of sales when compared to the same period in 2004. Also, because front-end costs associated with prototype, pre-production and start-up activities are appropriately written off as they are incurred, such expenses can and do directly contribute to fluctuations in operating results from period to period.
     The Company's Audit Committee has retained an independent accounting firm and legal counsel to investigate certain transactions by a senior financial officer that did not comply with the Company's policies and practices. Such transactions have not been supported by the individual to date. The Company to date has identified transactions of this nature of approximately $33,000 after tax in 2005 which has been expensed. This investigation includes the year 2005 and prior periods which have yet to be determined. As a result of this investigation, the Company has filed a Form 12b-25 requesting a time extension from the SEC to file its quarterly report on Form 10-Q.
     The Company is composed of two groups - the Advanced Technology Group and the Consumer Products Group. The Advanced Technology Group designs, develops and manufactures servo control and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, satellite launch vehicles, etc.). This group is currently providing products for a significant number of aerospace programs such as the F/A-18 E/F Super Hornet and other jet fighters; the Bell/Boeing MV-22 Osprey Tiltrotor Joint Service Aircraft, the Blackhawk, Apache, A-10 and other helicopters, the Standard Missile, numerous business and regional jet aircraft, Raytheon's Hawker Horizon Aircraft, Embraer TwinTurbo Fan aircraft, the Airbus 300 series and Boeing 700 series commercial aircraft, DeHavilland DHC8-40 and various other programs.
     Servotronics' Consumer Products Group designs and manufactures cutlery, bayonets, machetes and combat, survival, sporting, agricultural, and pocket knives for both commercial and government applications.

                           FORWARD-LOOKING STATEMENTS
     Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company's expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company's business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today's global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company's customers to fund long-term purchase programs, and market demand and acceptance both for the Company's products and its customers' products which incorporate Company-made components. The success of the Company also depends upon the trends that affect the national economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.
       SERVOTRONICS, INC. (SVT) IS LISTED ON THE AMERICAN STOCK EXCHANGE.